EXHIBIT 10.87

2015
EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is to be effective as of January 1, 2015 (the “Effective Date”) between Guardian 8 Holdings, a Nevada corporation (the “Company”), located at 7432 E. Tierra Buena Lane, Suite 102, Scottsdale, AZ  85260 and C. Stephen Cochennet (the “Executive”), residing at 4500 Greenwich Place, Amarillo, Texas  79119.

RECITALS:

WHEREAS, the Company is a publicly traded Nevada corporation with its common stock traded on the OTC:QB under the symbol “GRDH” and registered with the United States Securities and Exchange Commission.

WHEREAS, the Company wishes to provide for the continued employment of Executive as its Chief Executive Officer and President for the term, and on the conditions, set forth herein; and

WHEREAS, Executive desires to be assured of certain minimum compensation from Company for Executive’s services during the term hereof and to be protected, and compensated in the event of any change in the control affecting the Company; and,

WHEREAS, Company desires reasonable protection of Company’s confidential business and technical information which has been developed by the Company in recent years at substantial expense.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and Executive, each intending to be legally bound, covenant and agree as follows:

1. EMPLOYMENT.  Upon the terms and conditions set forth in this agreement, Company hereby employs Executive as its Chief Executive Officer and President, and Executive accepts such employment.  Except as expressly provided herein the termination of this Agreement by either party shall also terminate Executive’s employment by Company.

2. DUTIES.  Executive shall devote his full-time and best efforts to the Company and shall fulfill the duties of his position which shall include such duties as may, from time to time be assigned to him by the Board of Directors, provided such duties are reasonably consistent with Executive’s education, experience and background. The Company acknowledges that Executive presently, or may in the future, serve on the Board of Directors, be the manager or member of, provide consulting services for or be an executive officer of other companies and such action shall not be a breach of this section; provided, however, that such companies are: (a) listed on Exhibit B, attached hereto and updated from time to time; and (b) do not compete with the Company or interfere with the performance of Executive’s duties pursuant to this Agreement, as determined in the reasonable judgment of the Board of Directors. Additionally, the Company recognizes that Executive has, or may have in the future, equity positions in other companies, which either: (a) are listed on Exhibit B attached hereto and updated from time to time; or (b) do not compete with the Company in the reasonable judgment of the Board of Directors.  The Company recognizes that such equity positions may require attention from Executive during normal business hours.  However, Executive agrees that if such time is considered excessive by the Board of Directors, Executive shall be so advised and noticed by the Company and Executive shall be required to make appropriate adjustments to ensure his duties and obligations under this Agreement are fulfilled.

3. TERM.  For purposes of this Agreement, “Term” shall mean the original term (as defined in Section 3(a) below), if Renewal Term is initiated, then “Term” shall mean the renewal term period.

a. Original Term: The Term of this Agreement shall commence effective as of January 1, 2015 and expire on December 31, 2017, unless sooner terminated pursuant to the terms and provisions herein stated.

b. Renewal Term(s):  This Agreement shall automatically be extended for additional one (1) year renewal terms unless earlier terminated in accordance with the provisions of Section 7 below. Within 180 days from the end of the original contract either party can notify the other party if they desire to terminate this Agreement, otherwise this Agreement automatically renews as stated above.

4. COMPENSATION.  Annual Base Salary.  For services rendered under this Agreement during the first year of this agreement, Company shall pay Executive a minimum base salary at an annual rate of $250,000.00 payable in accordance with existing payroll practices of the Company.  Executive’s Base Salary may be adjusted based upon a performance and compensation review conducted by the Company’s Board of Directors, and negotiated and mutually agreed to, in good faith between Executive and the Company.  Such review will be conducted at least annually during the Original Term of this Agreement based upon both individual and Company performance.

a. Retention Bonus. Concurrent with the signing of this Agreement, Executive shall be granted 1,200,000 restricted shares of the Company’s common stock, which will vest on December 31, 2017 assuming Executive remains employed with the Company through such date subject to earlier vesting as set forth in Sections 8 (b) (ii) and 13 (c) (iv) below.  Any shares vested shall be issued to Executive within thirty (30) business days of the vesting date and shall be valued at the closing price of the Company’s shares on the vesting date.

b. Annual Short Term Incentive Bonus.  Executive shall also be eligible to earn an annual year-end cash bonus, equal to a maximum of 75% of Executive’s base salary, as determined by a review at the discretion of the Board of Directors.  Short Term incentive programs shall be reviewed each year, and be based upon the Executive and the Company achieving specific financial and performance criteria for the fiscal year.

c. Stock, Stock Option Plan/Stock Purchase Plan. Executive shall also be eligible to participate in the Company’s Stock, Stock Option Plans and Stock Purchase Plans, if any, during the term of employment.  Any such grants will be reviewed and approved by the Compensation Committee and will be earned through the successful completion and attainment of Company objectives, strategies, etc. as determined by the Compensation Committee.

d. Fringe Benefits.  In addition to the compensation and incentive payments available to Executive as provided in items 4 and 5 above, Executive shall also be eligible for:

i. Vacation.  Executive shall be entitled to paid vacation each calendar year in accordance with the Company’s standard vacation policy, as amended from time to time by the Company’s employee handbook.  Executive may take the vacation periods at any time during the year as long as Executive schedules time off as to not create hardship on the Company. All such paid vacation shall accumulate, so that if Executive’s full vacation is not taken in a particular calendar year, any unused portion shall be carried into subsequent years; however, such accumulation shall not exceed an aggregate of 2 calendar weeks.

1. The Company’s general vacation policy is for vacation time for executives to accrue as follows:

A. Years 1 and 2: Executive will accrue time at a rate of 6.67 hours per month, or 2 weeks; and

B. Years 3 through 5: Executive will accrue time at a rate of 10 hours per month, or 3 weeks.

C. Years 5 and greater; Executive will accrue time at a rate of 13.34 hours per month, or 4 weeks

ii. Other Benefits.  The Executive shall be entitled to participate in all other benefit programs offered by the Company to its full-time executive employees including, but not limited to:  health, medical, dental and eye care; travel benefits, retirement benefits through the Company’s 401K; sick leave benefits; etc.

5. BUSINESS EXPENSES.  The Company shall, in accordance with, and to the extent of, its policies in effect from time to time, bear all customary business expenses (including the advancement of certain expenses) incurred by the Executive in performing his duties as an executive of the Company, provided that Executive accounts promptly for such expenses to Company in the manner prescribed from time to time by the Company.

6. EXTENT OF SERVICES. Executive shall at all times and to the best of his ability perform his duties and obligations under this Agreement in a reasonable manner consistent with the interests of the Company.  The precise services of Executive may be extended or curtailed, from time to time at the discretion of the Company, and Executive agrees to render such different and/or additional services of a similar nature as may be assigned from time to time by the Company.

a. Except as otherwise agreed by the Company and Executive in writing, it is expressly understood and agreed that Executive’s employment is full time and is exclusive.  Executive may not be employed by other entities or otherwise perform duties and undertakings on behalf of others or for his own interest unless pre-approved by the Board of Directors.

b. Additionally, the Company recognizes that Executive has, or may have in the future, non-passive equity positions in other companies, which do not compete with the Company in the reasonable judgment of the Board of Directors.  Such positions shall be disclosed by the Executive to the Company from time to time in writing. The Company recognizes that such equity positions may occasionally require some limited attention from Executive during normal business hours.  However, Executive agrees that if such time is considered excessive by the Board of Directors, Executive shall be so advised and noticed by the Company and Executive shall be required to make appropriate adjustments to ensure his duties and obligations under this Agreement are fulfilled.

7. TERMINATION.  Subject to the respective continuing obligations of the parties pursuant to Sections 9,10,11,12, 13, 14 and 15, this Agreement may be terminated prior to the expiration of its then remaining applicable term only as follows:

a. By the Company.  The Company may terminate this Agreement under the following circumstances:

i. For “Cause”.  Company may terminate this Agreement on ten (10) days written notice to Executive for “cause”, including: fraud, misrepresentation, theft or embezzlement of Company assets, commission by Executive of a felony, a adjudication of a crime involving moral turpitude or other act causing material harm to the Company’s standing and reputation, intentional violations of Company policies, or a material breach of the provisions of this Agreement, including specifically the continued failure to perform his duties as required by Section 2 hereof after written notice of such failure from Company; however, in the event of termination related to Executive’s performance, Executive’s termination shall only be effective upon the expiration of a thirty (30) day cure period following a lack of corrective action having been undertaken by Executive during said cure period.

ii. Without “Cause”.  The Company may terminate this Agreement upon six (6) months written notice to Executive without “cause”.  The Base Salary compensation due and owing by the Company to Executive following either of such early terminations of this Agreement shall be paid as set forth at Section 8 (a) (iv) hereof.

b.	Death or Disability.

i. Death.  If Executive should die during the term of this Agreement, this Agreement shall thereupon terminate; provided, however, that the Company shall pay to the Executive’s beneficiary or estate the compensation provided in Section 8 (a) (ii) below.

ii. Incapacity or Disability.  If Executive becomes so incapacitated by reason of accident, illness, or other disability that Executive is unable to carry on substantially all of the normal duties and obligations of Executive under this Agreement for a continuous period of sixty (60) days (the “Incapacity Period”), this Agreement shall terminate. The determination of whether Executive is permanently disabled or incapacitated shall be based upon the medical advice or opinion of a licensed physician retained by Company agreeing with a licensed physician retained by Executive that Executive is incapacitated from satisfactorily performing his usual and ordinary services for the Incapacity Period.  If these two physicians do not agree, the Parties shall select an independent third licensed physician who shall after consulting with the first two physicians and performing his own investigation shall make a binding determination as to whether Executive is permanently disabled as defined by this Agreement.

c.	By the Executive. The Executive may terminate his employment with the Company at any time and for any reason or no reason, including, but not limited to the following circumstances:
i.
Good Reason.  The Executive may terminate his employment under this Agreement for Good Reason by delivery of written notice to the Company specifying the Good Reason relied upon by the Executive for such termination, provided that such notice is delivered within sixty (60) days following the occurrence of any event or events constituting Good Reason.  “Good Reason” for the Executive to terminate his employment shall mean the occurrence of any of the following events without the Executive’s consent:

1.	Relocation of executive’s primary work location to a point more than fifty (50) miles from Executive’s then current work address.
2.	A material reduction in Executive’s duties, authority, or responsibilities relative to the duties authority, or responsibilities in effect immediately prior to such reduction; and
3.	A reduction by Company of the Executive’s Base Salary or overall benefits package.

8.  COMPENSATION PAYABLE FOLLOWING EARLY TERMINATION.

a. In the event of any termination pursuant to Section 7, Executive’s Base Salary shall be paid as follows:

i. In the event of termination by the Company pursuant to Section 7 (a) (i) (for “cause”) or by the Executive without Good Reason, Executive’s Base Salary shall immediately cease, any stock grants shall be deemed vested only through the end of the calendar month of such termination and Executive shall only be entitled to continue to participate in those benefit programs provided by subsections 4, for six (6) months following such termination at Executive’s expense;

ii. In the event of termination of this Agreement by reason of Executive’s death, Executive’s heirs/estate shall be paid Executive’s Base Salary equal to eighteen (18) months of Executive’s Base Salary. Such payments shall be made in accordance with the Company’s normal payroll practices;

iii. In the event of termination of this Agreement by reason of disability, Executive shall be paid Executive’s Base Salary equal to eighteen (18) months of Executive’s Base Salary. Such payments shall be made in accordance with the Company’s normal payroll practices; and

iv. In the event of any termination by the Company pursuant to Section 7 (a) (ii) (“without cause”) or by Executive with Good Reason, Executive’s Base Salary shall be continued to be paid on a semi-monthly basis, but shall terminate at the end of the eighteenth (18) month period following such written notice of termination by the Company or Executive, as the case may be.  In lieu of such continued semi-monthly Base Salary, the Company and Executive may agree to a lump-sum payment to Executive pursuant to such termination in a form, substance and manner mutually acceptable to Company and Executive, pursuant to a written Severance Agreement then mutually negotiated between the Company and Executive in connection with such termination.

b. In the event of termination by reason of Executive’s death, disability, termination without cause, for Good Reason, or any Change in Control, as defined at Section 13:

i. Executive shall receive a pro rata portion (prorated through the last day Base Salary is payable) of any bonus or incentive payment (for the year in which death, disability or termination occurred), to which he would have been entitled had he remained continuously employed for the full fiscal year in which death, disability or termination occurred and continued to perform his duties in the same manner as they were performed immediately prior to the death, disability or termination.

ii. The right to exercise any unexpired and non-vested equity award previously granted to Executive shall immediately vest and accelerate in accordance with the terms of any grant/award agreement, except that for the purpose of determining any such equity award, Executive’s employment will be deemed terminated on December 31 of the year of the actual date of termination.  For purposes of clarity only, if Executive’s actual date of termination is June 1, 2015, the date of termination under this Section shall be December 31, 2015.  Notwithstanding the foregoing, in the event of termination of Executive’s employment Without Cause or for Good Reason, the retention bonus shares set forth in Section 4 (a) of this Agreement shall immediately vest and be issued to Executive as if Executive’s employment terminated with the Company subsequent to December 31, 2017.

9.  CONFIDENTIAL INFORMATION.

a. For purposes of this Section 9, the term “Confidential Information” means information which is not generally known and which is proprietary to Company, including; trade secret information about Company and its services; information relating to the business of Company as conducted at any time within the previous two years or anticipated to be conducted by Company, and to any of its past, current or anticipated products, including, without limitation information about Company’s development, services, customers, prospective clients, or prior contracts, purchasing, accounting, engineering, marketing, selling, leasing or servicing,  All information which Executive has  reasonable basis to consider Confidential Information or which is treated by Company as being Confidential Information shall be presumed to be Confidential Information, whether originated by Executive, or by others, and without regard to the manner in which Executive obtains access to such information.

b. Executive will not during the term of this Agreement and following expiration or termination of this Agreement, use or disclose any Confidential Information to any person not employed by Company without the prior authorization of Company and will use reasonable prudent care to safeguard, protect and to prevent the unauthorized disclosure of, all of such Confidential Information.

c. Upon the termination of this Agreement, Executive shall deliver to the Company all lists, books, records, data, and other information (including all copies thereof in whatever form or media) of every kind relating to or connected with G8 or its affiliates and their activities, business and customers.

d. If, at any time, Executive becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process or otherwise) to disclose any of the Confidential Information, Executive shall provide the Company with prompt, prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, that the Company waives compliance with the provisions hereof, Executive agrees to furnish only that portion of the Confidential Information which Executive is advised by written opinion of counsel, the cost of which is to be paid by the Company, is legally required and exercise Executive’s best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, Executive shall not oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

e. Executive agrees to represent to the Company, in writing, at any time that the Company so requests, that Executive has complied with the provisions of this section, or any other section of this Agreement.

10.  INVENTIONS.

a. For purposes of this Section 10, the term “Inventions” means discoveries, improvements and ideas (whether or not in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable; which relate directly to the business of Company, or to Company’s actual or demonstrably anticipate research or development; which result from any work performed by Executive for Company; for which equipment, supplies, facilities or trade secret information of Company is utilized; or which were conceive or develop during the tine Executive was obligated to perform the duties described herein.

b. Executive agrees that all Inventions made, authored or conceived by Executive, either solely or jointly with others, during Executive’s employment with Company, shall be the sole and exclusive property of Company.  Upon termination of this Agreement, Executive shall turn over to a designated representative of Company all property in Executive’s possession and custody belonging to Company.  Executive shall not retain any copies or reproductions of correspondence, memorandum, reports, notebooks, drawings, photographs or other documents relation in any way to the affairs of Company which came into Executive’s possession at any time during the term of this Agreement.

11.  NON-COMPETITION AND NON-SOLICITATION.

a. Covenant Not To Compete. Executive acknowledges and agrees that in consideration of and reliance upon his employment, the Company shall allow Executive access to the Company’s proprietary information and data, including but not limited to processes, suppliers, present and future business plans, marketing strategies, marketing channels, distributors, budgets, manufacturers, investors and stockholders.  Executive acknowledges and agrees that any and all such information and data could be used to the competitive disadvantage of the Company.  Accordingly, for the term of this Agreement and for a period of twelve (12) months following the termination of this Agreement (except in the case of termination of this Agreement pursuant to Section 13 because of a Change of Control or any Business Combination or any termination of this Agreement (without cause)), Executive shall not, without the express written consent of the Company, directly or indirectly in any manner, including without limitation by employment, contract, consultation, investment (either directly or beneficially) assist any person or entity in engaging in any competition with the Company.  The term “engaging in competition” as used herein shall be deemed to be used in its ordinary meaning and sense and shall include engaging in, assisting or have an interest in, or entering the employment of or acting as an agent, advisor or consultant for, any person or entity which is engaged in, or will be engaged in, the development, manufacture, supplying or sale of a product, process, service or development which is competitive with a product, process, service or development on which the Company has expended resources and on which Executive worked or with respect to which Executive has or had access to Confidential Information while at Company. Upon the Effective Date, Executive agrees that the geographical scope of this covenant not to compete shall be North America.  For purposes of clarity, the following products shall not be considered to be products that are competitive with the Company’s products and thus are not products covered by this Agreement: stun guns, Taser devices, stun batons, or other personal defense or person and crowd control products using electrical charges, impact munitions, firearms that discharge potentially lethal rounds or other lethal or potentially lethal personal protection devices.   Persons and entities that develop and sell such devices shall not be deemed competitors of the Company unless or until the same begin developing and/or selling products covered by this Agreement.

b.      Acknowledgment Regarding Restrictions. Executive recognizes and agrees that the restraints contained in Section 11(a), including the geographic scope thereof in light of the Company’s marketing efforts, are reasonable and enforceable in view of the Company’s legitimate interests in protecting its Confidential Information and customer goodwill and the limited scope of the restrictions in Section 11(a).

c.      Enforcement in Equity. Executive acknowledges and agrees that in the event that there is a breach of the covenant not to compete or of the non-solicitation covenant set forth herein, that the Company has no adequate remedy at law.  Accordingly, the parties agree that the Company may enforce these covenants in equity by way of injunctive relief, both temporary and permanent. The exclusive jurisdiction and venue for any such actions shall be the District Court of Maricopa County, Arizona and Executive irrevocably consents to the personal jurisdiction of that court for such purposes.  The Company shall not be deemed stopped from combining a claim for injunctive relief with a claim for money damages in the same action.  In the event that the Company is the prevailing party in any such action, they shall be entitled to recover their reasonable attorney’s fees as part of the judgment in the action.

d.      Non-Solicitation; Agreement not to Hire/be Hired. Executive understands and appreciates that the Company invests a tremendous amount of time, energy, resources and expertise in the training and education of its employees to be able to operate its operations. Further, Executive understands that in the event an employee of the Company or any of its operating subsidiaries, is enticed to leave, then the Company shall be damaged in an amount the Parties are not capable of calculating at the present time. Therefore, Executive agrees, that during any non-compete period set forth above and continuing for an additional six (6) month period, that he will not offer employment or contractor status to any employee or contractor or affiliated person of the Company, or accept employment or contractor status from any employee or contractor or affiliated person of the Company or its operating subsidiaries, nor to allow any person or entity affiliated with Executive to offer such employment status with Executive or any other concern, venture or entity with whom Executive may be employed by, associated or hold a more than five percent (5%) ownership position in.

12. PROPRIETARY RIGHTS AGREEMENT.  Executive agrees to sign and be bound by the terms of the Proprietary Rights Agreement, attached as Exhibit “A”.  This agreement details the importance of protecting the Company’s relationships and its rights to inventions discoveries, ideas, confidential information and other intellectual property and for good and valuable consideration which the Executive is receiving, including his engagement to provide services to the Company as an employee.

13.  “BUSINESS COMBINATION” OR “CHANGE IN CONTROL”

a. Change in Control.  For purposes of this Section 13, a “Business Combination” or “Change in Control” with respect to, or concerning, the Company shall mean the following:

i. The sale, lease, exchange or other transfer, directly or indirectly of all or substantially all of the assets or shares of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company.

ii. The approval by the Board of Directors of the Company of any plan or proposal for the liquidation or dissolution of the Company.

iii. The Board of Directors cease for any reason, to constitute at least majority of the Company’s voting authority.

b. Executive’s Option to Terminate This Agreement.  It is expressly recognized by the parties that a Business Combination would necessarily result in material alteration or diminishment of Executive’s position and responsibilities.  Therefore, if during the term of this Agreement, there shall occur, with or without the consent of the Company, any Business Combination or Change in Control, Executive shall have an exclusive option to terminate this Agreement on twenty (20) calendar day’s notice to the Company.

c. Compensation Payable to Executive Upon Termination Following a Business Combination or Change in Control.  It is expressly recognized that Executive’s position with Company and agreement to be bound by the terms of this Agreement represents a commitment in terms of Executive’s personal and professional career which cannot be reduced to monetary terms, and thus, necessarily constitutes a forbearance of options now and in the future open to Executive in Company’s areas of endeavor.  Accordingly, in the event Executive elects to terminate this Agreement in connection with any Business Combination or Change in Control under this Section 13;

i. Executive shall be under no obligation whatever to seek other employment opportunities during any period between termination of this Agreement under this Section 13 and the expiration of the Executive’s then unexpired three year term of this Agreement as it existed at the time of termination, or twelve (12) months, whichever is shorter, and Executive shall not be obligated to accept any other employment opportunity which may be offered to Executive during such period;

ii. During such unexpired term of this Agreement, or for eighteen (18) months thereafter, whichever is shorter, Executive shall continue to receive on a semimonthly basis, Executive’s Base Salary then in effect upon the date of such notice to the Company hereunder;

iii. Executive’s termination of this Agreement by reason of a Change of Control described in this Section 13 and the receipt by Executive of any amounts pursuant to subsection 13 (d) shall not preclude Executive continued employment with Company, or the surviving entity in any Business Combination, on such terms as shall then be mutually negotiated between Company and Executive following such termination;

iv. The right to exercise all unexpired and non-vested equity grants in favor of Executive shall immediately vest and accelerate in accordance with any grant/award agreement, which includes the Retention Bonus shares set forth in Section 4(a) above.

v. Executive shall be entitled to continue to participate in those benefit programs and perquisites provided by the Company for twelve (12) months following termination, at the Company’s expense;

vi. Notwithstanding any other provisions of this Agreement, or any other agreement, contract or understanding heretofore, or hereafter, entered into between the Company and Executive, if any “payments” and the nature of compensation under any arrangement that is considered contingent on a change in control for purpose of Section 2800 of the Internal Revenue Code of 1986, as amended, together with any other payments that Executive has the right to receive from the Company, or any corporation that is a member of an “affiliated group” of which the Company is a member, would constitute a “parachute payment” the aggregate amount of such payments shall be reduced to equal the largest amount as would result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the code provided however Executive shall be entitled to designate and select among such payments that will be reduced and or eliminate in order to comply with the foregoing provision of the code.

14. NO ADEQUATE REMEDY.  The parties declare that is impossible to measure in money the damages that will accrue to either party by reason of a failure to perform any of the obligations under this Agreement.  Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, such person against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

15. RETURN OF COMPANY PROPERTY. Executive agrees that upon any termination of his employment, Executive shall return to the Company within a reasonable time not to exceed two (2) business days, any of the Company’s property in his possession or under his control, including but not limited to, computer/office automation equipment, records and names, addresses, and other information with regard to customers or potential customers of the Company with whom Executive has had contact or done business.

16. KNOWING AND VOLUNTARY EXECUTION. Each of the parties hereto further states and represents that he or it has carefully read the foregoing Agreement and knows the contents thereof, and that he or it has executed the same as his or its own free act and deed. Executive further acknowledges that he has been and is hereby advised to consult with an attorney concerning this Agreement and that he had adequate opportunity to seek the advice of legal counsel in connection with this Agreement. Executive also acknowledges that he has had the opportunity to ask questions about each and every provision of this Agreement and that he fully understands the effect of the provisions contained herein upon his legal rights.

17.  MISCELLANEOUS.

a. Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of all successors and assigns of the Company, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of Company and shall only be assignable under the foregoing circumstances and shall be deemed to be materially breached by Company if any such successor or assign does not absolutely and unconditionally assume all of Company’s obligations to Executive hereunder.  Any such successor or assign shall be included in the term “Company” as used in this Agreement.

b. Notices.  All notices, requests and demands given to, or made, pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address which:

i. In the case of the Company shall be:
Guardian 8 Corporation
7432 E. Tierra Buena Lane, Suite 102
Scottsdale, AZ  85260

ii. In the case of the Executive shall be:
C. Stephen Cochennet
4500 Greenwich Place
Amarillo, TX  79119

Either party may, by notice hereunder, designate a change of address.  Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on registered date or that stamped on the certified mail receipt, and shall be deemed received within the fifth business day thereafter, or when it is actually received, whichever is sooner.

c. Captions.  The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

d. Governing Law. The validity, construction, and performance of this Agreement shall be governed by the laws of the State of Arizona.  Any dispute involving or affecting this agreement, or the services to be performed shall be determined and resolved by binding arbitration in the County of Maricopa, State of Arizona, in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

e. Construction.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

f. Waivers.  No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any right or remedy granted hereby or by any related document or by law.

g. Modification.  This Agreement may not be, and shall not be, modified or amended except by a written instrument signed by both parties hereto.

h. No Conflicting Business.  Executive agrees that he will not, during the term of this Agreement transact business with the Company personally, or as an agent, owner, partner, shareholder of any other entity provided however, Executive may enter into any business transaction that is, in the opinion of the Company’s Board of Directors, reasonable prudent or beneficial to the Company so long as any such business transaction is at arms-length as though between independent and prudent individuals and is ratified and approved by the designated members of the Company’s Board of Directors.

i. Entire Agreement. This Agreement constitutes the entire Agreement and understanding between the parties hereto in reference to all the matters herein agreed upon; provided, however, that this Agreement shall not deprive Executive of any other rights Executive ay have now, or in the future, pursuant to law or the provisions of Company benefit plans.

j. Counterparts.  This Agreement shall be executed in at least two counterparts, each of which shall constitute an original, but both of which, when taken together, will constituted one in the same instrument. Each party shall receive a duplicate original of the counterpart copy or copies executed by all Parties.  Facsimile and Electronic signatures shall have the same force and effect as original signatures.

k. Amendment.  This Agreement may be modified only by written agreement executed by both parties hereto.

l. Severability:  If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way.  The parties hereto agree to replace any invalid provision with a valid provision which most closely approximates the intent of the invalid provision.

m. Interpretation:  This Agreement shall not be construed more strongly against any party hereto regardless of which party may have been more responsible for the preparation of this Agreement.

+  +  +  +  +

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered the day and year first above written.

COMPANY:
GUARDIAN 8 Holdings,
a Nevada Corporation

BY: /s/ Kathleen Hanrahan
        Kathleen Hanrahan, CFO

Date: 3/12/15

EXECUTIVE:

BY: /s/ C. Stephen Cochennet
       C. Stephen Cochennet

Date: 3/12/15

Exhibit A – Proprietary Rights Agreement

A-1

EXHIBIT B

Approved Non-Company Business Activity Exemptions

Description of Business Activity

1.	Executive Officer, Director and 100% stockholder of CSC Group, a private consulting firm which includes referral agreements with Strategic Partner’s Group, TBG Financial and DST.
2.	Consultant and minority shareholder of SmartMedusa Inc.
3.
Executive Officer, Director and majority stockholder of Kansas Resource Exploration and Development, and Kansas Resource Development Company, and S&B Operating,  oil and gas exploration and operating companies located operated in eastern Kansas.

4.	Manager (through Kansas Resource Development Company) of Kansas Resource Exploration and Development LLC, an oil and gas exploration company located in Kansas.
5.	Minority shareholder in several private and public companies which do not compete with the Company.

B-1